EXHIBIT 99.2

[NASDAQ AMEX LETTERHEAD]
VIA FACSIMILE AND MAIL

August 23, 1999

Mr. Steven R. Siegel
Executive Vice-President and Chief Financial Officer
Filene's Basement Corporation
40 Walnut Street
Wellesley, MA 02481


Dear Mr. Siegel:

We have received the August 23, 1999 press release (the "Press Release") issued by Filene's Basement Corp. (the "Company") announcing that the Company has filed a voluntary petition to reorganize under Chapter 11 of The United States Bankruptcy Code(the "Filing"). Based on our review of the Press Release, we determined to halt trading in the Company's common stock pending receipt and review of additional information. The additional information is requested in accordance with Marketplace Rules 4330(c) and 4450(f) of the Nasdaq Stock Market.(Footnote 1)

Our decision to request this information is based on:

-    potential public interest concerns relating to matters herein;
- the potential negative impact of the reorganization on the Company's shareholders;
- whether the Company has the ability to generate sufficient cash flow to fund operations and repay its obligations; and
- whether the Company has the ability to demonstrate sustained compliance over the long-term with all continued listing requirements for inclusion on The Nasdaq Stock Market.

Please provide a detailed response to the following items:

1. Include a narrative detailing the proceedings surrounding the Filing, the anticipated timing of effectiveness for the plan of reorganization, and the effect on the current shareholders of the Company. Include copies of all submissions to the Court. Please also enumerate the specific terms of the reorganization and define the scope of jurisdiction the Court will retain over the Company's assets and operations.

(1) Marketplace Rule 4330(c) states that Nasdaq may request any additional information or documentation, public or non-public, deemed necessary to make a determination regarding a security's initial or continued inclusion, including, but not limited to, any material provided to or received from the Commission or other appropriate regulatory authority. Information requested pursuant to this subparagraph shall be submitted within a reasonable period. Marketplace Rule 4450(f) states that should an issuer file under any of the sections of the Bankruptcy Act or announce the liquidation has been authorized by its board of directors and that it is committed to proceed, Nasdaq may suspend or terminate the issuer's securities unless it is determined that the public interest and the protection of investors would be served by continued designation.

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2.   Provide an internal balance sheet and statement of
  operations reflecting the financial position of the Company at the time of or subsequent to the date of the Filing.
3. Provide a historical summary of events leading up to the Filing, including management's assessment and analysis of the events leading up to the filing.

In order to complete our review and to make a determination concerning the trading status of the Company's common stock, the Company must respond in writing BY SEPTEMBER 2, 1999 to the issues enumerated above. Please be specific in responding and provide supporting documentation where possible. Please number your responses to correspond with the applicable question number. Upon review of this information, the staff may request additional information or take any action that may be appropriate under the Marketplace Rules, including removal of the Company's securities from the Nasdaq Stock Market in accordance with Rule 4300 and Rule 4330(a)(3).(Footnote 2) We invite you to submit additional information if you feel this would assist the staff in its review of the Company.

Should the Company fail to submit the necessary information in the time frame set herein, or if the submission is deemed not to warrant continued listing, the staff will immediately send formal notice of deficiency and commence the delisting process. Please note, no delisting action would be taken until the Company has had adequate time to respond to said formal notice.

All companies operating under bankruptcy proceedings are identified by the fifth character "Q" appended to their trading symbol(s). Accordingly, the trading symbol for the Company's common stock will be changed from BSMT to BSMTQ effective tomorrow, August 24, 1999.

If you have any questions relating to the compliance issues discussed above, please contact Jason Rosenberg at 202.496.2679.

Sincerely,
/s/ Victoria Carrai
Victoria Carrai
Associate Director
Nasdaq Listing Qualifications


(2) Marketplace Rule 4300 states that the Association will exercise broad discretionary authority over the initial and continued inclusion of securities in Nasdaq in order to maintain the quality and public confidence in its market. Under such broad discretion and in addition to its authority under Rule 4330(a), the Association may deny initial inclusion or apply additional or more stringent criteria for the initial or continued inclusion of particular securities or suspend or terminate the inclusion of particular securities based on any event, condition, or circumstance which exists or occurs that makes initial or continued inclusion of the securities in Nasdaq inadvisable or unwarranted in the opinion of the Association, even though the securities meet all enumerated criteria for initial or continued inclusion in Nasdaq. Marketplace Rule 4330(a)(3) states that the Association may, in accordance with Rule 9000 Series, deny inclusion or apply additional or more stringent criteria for initial or continued inclusion of particular securities or suspend or terminate the inclusion of an otherwise qualified security if the Association deems it necessary to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, or to protect investors and the public interest.

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